Exhibit 99.1

Contact:

ImmunoCellular Therapeutics, Ltd.

CEOcast, Inc.

James Young

Investor Relations

Tel: (212) 732-4300

Email: jyoung@ceocast.com

For Immediate Release

ImmunoCellular Therapeutics Appoints John S. Yu, MD,

as Interim Chief Executive Officer

Board of Directors Accepts Resignation of Manish Singh, PhD, Effective Immediately

Los Angeles, CA – August 20, 2012 – ImmunoCellular Therapeutics, Ltd. (“ImmunoCellular”) (NYSE MKT: IMUC) announced today that the Board of Directors has appointed John S. Yu, MD, as Interim Chief Executive Officer and President, and has accepted the resignation of Manish Singh, PhD, effective immediately, from the CEO, President, and Board positions. Dr. Yu will continue to serve as Chief Scientific Officer and Chairman of the Board. ImmunoCellular has initiated a search for a permanent chief executive officer.

Commented Dr. Yu: “This is an exciting period in ImmunoCellular’s development as an emerging leader in cancer immunotherapy. With the broad potential inherent in our platform technology, and our demonstrated ability to execute on our clinical strategies, we are well positioned to expand our development portfolio into new cancer indications that represent significant unmet medical needs and for which our unique immunotherapeutic approaches hold great promise. We look forward to the completion of our randomized, double blind placebo-controlled Phase 2 trial of ICT-107 in glioblastoma. We hope that this trial will provide clinical validation of our platform and represent a potential breakthrough treatment for this deadly and intractable cancer. We intend to continue to make progress in advancing our earlier stage product candidates, with the recent approval of an IND to initiate a Phase 1 trial of ICT-121 targeting CD133-positive cancer stem cells. We are developing a Phase 1 study with ICT-140 to treat ovarian cancer.”

Added Dr. Yu: “ImmunoCellular’s Board of Directors and management team join me in thanking Dr. Singh for his many contributions to ImmunoCellular during its early years, and helping to develop ICT-107’s potential to change the cancer treatment paradigm. We wish Dr. Singh well in his future endeavors.”

Dr. Yu is the founder of ImmunoCellular, and has been the major guiding force behind ImmunoCellular’s growth and evolution as a company with a unique set of technological and product assets. He is an internationally renowned neurosurgeon, and a recognized expert in cancer immunotherapy, cancer stem cells and malignant brain tumors. He is the inventor of many of the immunotherapeutics licensed by the company from Cedars-Sinai Medical Center. Dr. Yu is on the faculty of the Department of Neurosurgery at Cedars-Sinai Medical Center.

About ImmunoCellular Therapeutics, Ltd.

ImmunoCellular Therapeutics, Ltd. is a Los Angeles-based clinical-stage company that is developing immune-based therapies for the treatment of brain and other cancers. ImmunoCellular has commenced a Phase II trial of its lead product candidate, ICT-107, a dendritic cell-based vaccine targeting multiple tumor-associated antigens for glioblastoma. To learn more about ImmunoCellular, please visit www.imuc.com.

Forward-Looking Statements for ImmunoCellular Therapeutics

This press release contains certain forward-looking statements that are subject to a number of risks and uncertainties, including the risk that ICT-107 can be further successfully developed or commercialized. Additional risks and uncertainties are described in IMUC’s most recently filed quarterly report on Form 10-Q and annual report on Form 10-K. Except as permitted by law, IMUC undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.